Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222208

Prospectus Supplement No. 1 to Prospectus dated May 23, 2019

AERKOMM INC.

Up to $16,439,106 of Shares of Common Stock

This Prospectus Supplement No. 1 relates to the Prospectus of Aerkomm Inc., dated May 23, 2019 (the “Prospectus”), relating to the offering of up to a remaining $16,439,106 of shares of our common stock out of an aggregate offering of up to $60,000,000, on a best efforts basis as described in the Prospectus. The price to the public in this offering is $42.50 per share.  This price to the public has been proportionately adjusted to directly reflect the one-for-five reverse stock split which became effective on January 16, 2019. Boustead Securities, LLC is the underwriter for this offering.  This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the Prospectus, and may not be delivered without the Prospectus.

This Prospectus Supplement No. 1 is being filed to include the information set forth in our Current Report on Form 8-K which was filed with the Securities and Exchange Commission on June 28, 2019.

Our common stock is traded in the OTCQX marketplace under the symbol “AKOM.”

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 8 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is July 1, 2019.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2019 (June 27, 2019)

AERKOMM INC.
(Exact name of registrant as specified in its charter)

Nevada	333-192093	46-3424568
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

923 Incline Way #39, Incline Village, NV 89451
(Address of principal executive offices)

(877) 742-3094
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 27, 2019, Aerkomm Inc., a Nevada corporation (the “Company”), entered into that certain Amendment No. 3 (the “Amendment”) to the underwriting agreement dated May 14, 2018 and amended on August 30, 2018 and November 5, 2018 (the “Underwriting Agreement”) with Boustead Securities, LLC (the “Underwriter”) in connection with the public offering, issuance and sale (the “Offering”) by the Company of the common stock, par value $0.001 per share (the “Common Stock”), of the Company.

Pursuant to the terms of the Amendment, the Company and the Underwriter have agreed that the Underwriter’s appointment shall be extended through November 23, 2019 (the “Offering Period”), which date may be extended for up to an additional 90 days by agreement of the Company and the Underwriter.

The material terms of the Offering are described in the prospectus, dated May 23, 2019 (the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 23, 2019, pursuant to Rule 424(b) under the Securities Act of 1933, as amended. The Offering is registered with the Commission pursuant to a Registration Statement on Form S-1, as amended to date (File No. 333-222208), initially filed by the Company on December 20, 2017. As indicated in the Prospectus, the Company is offering up to a maximum of 1,411,782 shares of Common Stock, at an offering price of $42.50 per share, or a maximum of $60,000,000, plus up to an additional 211,764 shares if over-subscription option is exercised in full. This $42.50 price to the public has been proportionately adjusted to directly reflect the one-for-five reverse stock split which became effective on January 16, 2019.

Prior to the date hereof, the Company has conducted multiple closings of the Offering selling 1,024,980 shares of Common Stock for gross proceeds to the Company of $43,560,894, and net proceeds, after underwriter commissions and offering expenses, of $39,810,204.

As indicated in the Prospectus, the Company is currently offering through the Underwriter up to a maximum offering amount of $16,439,106 of shares of Common Stock on a best efforts basis at the $42.50 price per share.

An additional closing of the Offering was held on June 27, 2019, pursuant to which the Company issued and sold 152,000 shares of Common Stock for gross proceeds of $6,460,000, before underwriting commissions and offering expenses payable by the Company. Additional closings of the Offering may be held from time to time until the end of the Offering Period.

A copy of the Amendment to the Underwriting Agreement is filed herewith as Exhibit 1.1.

ITEM 9.01. FINANCIAL STATEMENT AND EXHIBITS

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description
1.1	Amendment No. 3 to Underwriting Agreement between Aerkomm Inc. and Boustead Securities, LLC dated June 27, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 28, 2019	AERKOMM INC.

/s/ Y. Tristan Kuo
Name: Y. Tristan Kuo
Title: Chief Financial Officer

Exhibit 1.1

AMENDMENT No. 3 TO UNDERWRITING AGREEMENT

This Amendment is made and entered into this 27th day of June, 2019 (the “Amendment”) by and between Boustead Securities, LLC (“Boustead”) and Aerkomm Inc. (the “Company”).

BACKGROUND

Boustead and the Company entered into that certain underwriting agreement dated May 14, 2018 and amended on August 30, 2018 and November 5, 2018 (the “Underwriting Agreement”). The parties to the Underwriting Agreement wish to amend certain provision of the Underwriting Agreement as set forth in this Amendment. Section 14(a) of the Underwriting Agreement provides that the Underwriting Agreement may not be modified or amended except in writing duly executed by the parties. This Amendment constitutes a written agreement signed by the necessary parties in order to effectuate the amendments to the Underwriting Agreement specified below.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, the parties hereto agree as follows:

Section 1.1 Amendments.

The parties hereto agree that the Underwriting Agreement shall be amended as set forth in this Section 1.1.

(a)	The third sentence of Section 1(a) of the Underwriting Agreement is hereby amended and restated in its entirety as follows:

“The Underwriter’s appointment shall commence upon the date of the execution of this Agreement, and shall continue for a period (such period, including any extension thereof as hereinafter provided, being herein called the “Offering Period”) from the effective date (the “Effective Date”) of the Registration Statement through November 23, 2019 (and for a period of up to 90 additional days if extended by agreement of the Company and the Underwriter), unless all of the Securities have previously been subscribed for.”

(b)	The second sentence of Section 3(a) of the Underwriting Agreement is hereby amended and restated in its entirety as follows:

“Subject to the terms and conditions hereof, and except as may otherwise be agreed or arranged between the parties, at the Closing or the Option Closing, as the case may be, payment of the purchase price for the Offered Securities sold on the Closing Date or Option Closing Date, as the case may be, shall be made by federal funds wire transfer from the escrow account, against delivery of such Offered Securities, and such Offered Securities shall be registered in such name or names and shall be in such denominations, as provided by the Sutter Securities Clearing, LLC the offering deposit account agent (“Sutter”) at least one business day prior to the Closing.”

(c)	Section 3(b) of the Underwriting Agreement is hereby amended and restated in its entirety as follows:

“Payment for the Offered Securities. The Offered Securities are being sold to the Investors at an aggregate initial public offering price per Security as set forth in the Prospectus. The purchase of Offered Securities by each of the Investors shall be evidenced by the execution of a subscription agreement by each such Investor and the Company. Investors shall pay for their Offered Securities by wire for the full purchase price of the Offered Securities, payable to Sutter. In compliance with Rule 15c2-4 under the Exchange Act, the Company and the Underwriter will instruct Investors to deliver all cash in the form of wire transfers to Sutter. Upon Sutter’ s receipt of such monies, they shall be credited to the offering deposit account. Pursuant to an offering deposit account agency agreement among the Company, the Underwriter and Sutter, the funds received in payment for Offered Securities purchased in the Offering will be wired to a non-interest bearing offering deposit account at Sutter and held until Sutter determines that the amount in the offering deposit account is equal to at least the Minimum Subscription Amount. Upon confirmation of receipt of the Minimum Subscription Amount, Sutter will release the funds in accordance with the written instructions provided by the Company and the Underwriter, indicating the date on which the Offered Securities purchased in the Offering are to be delivered to the Investors and the date the net proceeds are to be delivered to the Company. In the event that the Underwriter receives any payment from an Investor in connection with the purchase of any Offered Securities by such Investor, such payment shall be promptly transmitted to and deposited into Sutter’s account. Among other things, the Underwriter shall forward any checks so received by the Underwriter to Sutter by noon of the next business day. The Underwriter and the Company shall instruct Investors to make wire transfer payments to Sutter with the name and address of the Investor making payment. Payment by the Investors out of the escrow account for the Offered Securities to be sold by the Company shall be made at the Closing Date to the Company in compliance with Rule 15c2-4 of the Commission.”

(d)	Section 5(p) of the Underwriting Agreement is hereby amended and restated in its entirety as follows:

“The Company and the Underwriter shall have entered into an escrow agreement with Sutter (the “Escrow Agreement”) pursuant to which the Investors shall deposit their subscription funds in an escrow account at Sutter and the Company and the Underwriter shall authorize the disbursement of the funds from such escrow account. All Investor checks delivered to Sutter shall be made payable to a non-interest bearing account at Pacific Mercantile Bank entitled “Sutter Securities Clearing as Agent for the Investors in Aerkomm, Inc.” The Company shall pay the reasonable fees of Sutter.”

(e)	Section 5(r) is hereby added to the Underwriting Agreement.

“The Company agrees that it shall not conduct any at-the-market offering, continuous or other dilutive offering within 12 months after the final Closing.”

Section 1.2 Entire Agreement. This Amendment along with the Underwriting Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Amendment.

Section 1.3 Effect. All other terms, conditions, and provisions of the Underwriting Agreement not in conflict with the Amendment, shall remain in full force and effect.

Section 1.4 Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

AERKOMM INC.		BOUSTEAD SECURITIES, LLC

By:	/s/Jeffrey Wun	By:	/s/ Keith Moore
	Name: Jeffrey Wun		Name: Keith Moore
	Title: CEO		Title: CEO

[signature page to Amendment 3 of Underwriting Agreement between Boustead and Aerkomm]

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